Jade Art Group Announces Third Quarter 2008 Financial Results

Company Reports Revenue of $7.6 Million, Net Income of $4.0 Million, and EPS of $.05 Per Diluted Share Despite Supply Disruptions Due to June 10 Earthquake

NEW YORK and JIANGXI, CHINA, - Jade Art Group Inc. (OTCBB: JADA) (the "Company"), a seller and distributor of raw jade sourced from the SheTai Jade mine in China, today announced its operating results for the third quarter ended September 30, 2008.

Revenue from the sale of raw jade was $7.6 million during the third quarter ending September 30, 2008. Since Jade Art Group transitioned its business from decorative woodcarving to the sale of raw jade in January 2008 there are no comparable sales during 2007. Net income for the quarter ending September 30, 2008 was approximately $4.0 million, or $0.05 per diluted share.

"I am very pleased with our third-quarter revenue of $7.6 million considering the major disruption caused by the June 10th earthquake," said Hua-Cai Song, CEO of Jade Art Group. "Despite loss of access to the main supply road to the mine by heavy trucking until late September, our customers were able to pick up a total of 2,300 metric tons of raw jade within the last seven days of the quarter. Our dedicated team of professionals, the XiKai mine and our loyal customers worked together to overcome challenging obstacles and I'm extremely proud of our accomplishments."

Third Quarter and First Nine Months Highlights

Revenue from the sale of raw jade was $7.6 million during the third quarter ending September 30, 2008, compared to $6.7 million for the three months ended June 30, 2008. Raw jade shipments from the SheTai Jade Mine were halted as a result of the June 10 earthquake in Inner Mongolia, China, which damaged the main supply road. However, even with almost no access to the mine aside from a small service road, XiKai Mining was still able to prepare raw jade at their on-site warehouse. As a result, customers were able to immediately collect orders when the main supply road was reopened on September 23, 2008.

The increase in reported cost of sales to $1.4 million during the three months ended September 30, 2008, from $1.2 million during the three months ended June 30, 2008 resulted from the increase in the amount of raw jade which the Company purchased from SheTai mine and the amortization of the intangible assets pertaining to the exclusive distribution rights of the SheTai mine's jade. Under the Exclusive Distribution Agreement signed with XiKai Mining, the purchase price for raw jade is RMB 2,000 per metric ton, which is presently equivalent to approximately $285.


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The resulting gross profit for the three months ended September 30, 2008 was
$6.2 million, which represented approximately 82 percent of the revenue, compared to $5.5 million for the three months ended June 30, 2008, which corresponds to the same ratio.

Selling, general and administrative expenses (SG&A) were $0.6 million for the three months ended September 30, 2008, compared to $0.8 million for the three months ended June 30, 2008. The decrease in SG&A was mainly due to the decrease in the Company's normal operational activities during the period when shipments of raw jade were interrupted by the road damage caused by the earthquake.

The income tax expense pertaining to continuing operations for the three months ended September 30, 2008 was $1.7 million, compared to $1.5 million for the three months ended June 30, 2008.

Net income for the three months ended September 30, 2008 was $4.0 million or 52 percent of revenue, compared to $3.0 million or 44 percent of revenue for the three months ended June 30, 2008. This increase in the ratio of net income to revenue is primarily due to a decrease in interest expense, as well as a decrease in SG&A.

Fiscal 2008 Outlook

As a result of the interruption in the transport of raw jade, the Company's revenues were lower than anticipated in its second quarter ended June 30, 2008 and its third quarter ended September 30, 2008. Jade Art Group Inc. has subsequently adjusted 2008 full-year financial guidance. The following projections exclude results from discontinued operations.

- Revenues are expected to be between $32 million and $35 million.

- Net income is expected to be between $21 million and $23 million.

- Diluted earnings per share are expected to be between $0.26 and $0.29.

"Obviously the earthquake affected our sales, however the road to the mine has been re-opened and our customers were able to collect a substantial amount of raw jade before the end of the quarter," said Mr. Song. "No contracts were cancelled and all of our customers were extremely supportive and understanding, considering the extreme circumstances surrounding the event. We expect to attain higher sales levels in future quarters now that full access to the mine has been restored."


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About Jade Art Group Inc.

Jade Art Group Inc., through its wholly owned subsidiary, Jiangxi SheTai Jade Industrial Co., Ltd., sells and distributes raw jade sourced from the SheTai Jade mine throughout China, with uses ranging from decorative construction material to high-end jewelry. This mine's operating capacity is estimated to reach 40,000 metric tons per year in 2009 and it contains one of the largest jade reserves in China. The mine is owned by XiKai Mining, with which Jade Art Group signed an agreement to acquire exclusive distribution rights to sell 90% of the SheTai Jade produced from the mine for the next 50 years. According to a survey report issued by the Inner Mongolia Geological Institution, the mine has proven and probable reserves of approximately 6 million tons. Several national jade experts have noted the high quality of SheTai Jade as compared to the other existing varieties of Chinese jade.

For more information, please visit: www.jadeartgroupinc.com

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of, and increases in, production, projected volume of customer orders, performance by customers, including timely payment, under existing and future agreements, cash flows and values, statements relating to the continued advancement of Jade Art Group's projects and other statements which are not historical facts. When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," and similar expressions are forward-looking statements. Although Jade Art Group believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, those set forth in our reports filed with the Securities and Exchange Commission, together with the risks discussed in our press releases and other communications to shareholders issued by us from time to time, such as our ability to raise capital as and when required, our ability to pay notes and obligations when due, the possibility that our customers and other third parties will be unable to make timely payments, the availability of raw products and other supplies, competition, the costs of goods, government regulations, and political and economic factors in the People's Republic of China in which our subsidiaries operate.


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Contact:

     Wanru Zhao
     Jade Art Group Inc.
     646-200-6328
     wzhao@jadeartgroupinc.com

     Darren Minton
     China America Financial Communications Group
     212-823-0523
     jadeartgroup@cafcg.com


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

                               Jade Art Group Inc.
                                and Subsidiaries

                 Selected Consolidated Statements of Operations
                 ----------------------------------------------
                     (in millions, except per share amounts)

                                                       (unaudited)                           (unaudited)
                                                    Three months ended                    Nine months ended
                                                       September 30                          September 30
                                             ---------------------------------    ---------------------------------
                                                  2008               2007              2008               2007
Sales                                        $          7.6     $           --    $         25.0     $           --
Cost of sales                                          (1.4)                --              (4.2)                --
Selling, general and admin expenses                    (0.6)                --              (2.2)                --
                                             --------------     --------------    --------------     --------------
Income from operations                                  5.6                 --              18.6                 --
Interest expense                                         --                 --              (0.2)                --

Income tax expense                                     (1.7)                --              (5.5)                --
                                             --------------     --------------    --------------     --------------
Net income from continued operations                    4.0                 --              13.0                 --
Net income from discontinued operations                  --                2.7              55.4                6.7

Net income                                   $          4.0     $          2.7    $         68.4     $          6.7
                                             ==============     ==============    ==============     ==============

Basic earnings per share
  Income from continuing operations          $         0.05     $           --    $         0.16     $           --
  Income from discontinued operations                    --               0.04              0.69               0.09
                                             --------------     --------------    --------------     --------------
Total basic earnings per share                         0.05               0.04              0.85               0.09
                                             ==============     ==============    ==============     ==============

Diluted earnings per share
  Income from continuing operations          $         0.05     $           --    $         0.16     $           --
  Income from discontinued operations                    --               0.04              0.68               0.09
                                             --------------     --------------    --------------     --------------
Total diluted earnings per share                       0.05               0.04              0.84               0.09
                                             ==============     ==============    ==============     ==============

Weighted average number of shares
Basic                                            79,980,000         74,980,000        79,980,000         74,980,000
Diluted                                          80,980,000         74,980,000        80,917,956         74,980,000
                                             ==============     ==============    ==============     ==============

NOTE: The above numbers may not total correctly due to rounding.


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

                    Selected Consolidated Balance Sheet Items
                    -----------------------------------------
                                  (in millions)

                                                                  (unaudited)
                                                              September 30, 2008
                                                              ------------------

Cash                                                               $     0.5
Accounts receivable                                                      8.1
Notes receivable                                                        13.2
Dividends payable                                                       14.3
Accounts payable and accrued expenses                                    1.1
Taxes payable                                                            2.7
Total stockholders' equity                                         $    60.5

NOTE: The above numbers may not total correctly due to rounding.

                      Selected Consolidated Cash Flow Items
                      -------------------------------------
                                  (in millions)

                                                                   (unaudited)
                                                               Nine months ended
                                                                  September 30
                                                               -----------------
                                                                 2008      2007

Net cash provided by operating activities                       $13.0     $  --
Purchases of property and equipment                                --        --
Notes receivable                                                (14.7)       --
Proceeds from loans (including loan from related party)          10.0        --
Net increase in cash                                            $ 0.2     $(0.1)

NOTE: The above numbers may not total correctly due to rounding.


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